Exhibit 99.4

Unaudited Pro Forma Condensed Combined

Balance Sheet

As of October 2, 2004 (in thousands)

		A.B. Dick	Pro Forma			Pro Forma
	Presstek, Inc.	Company	Adjustments			Combined

CURRENT ASSETS:
Cash and cash equivalents	$16,758	1,401	(1,052)	(h	)	$17,107
Accounts receivable, net of allowance for losses	21,249	23,853	(4,044)	(h	)	41,058
Inventories	21,099	17,623	1,113	(e,h,j	)	39,835
Prepaid inventory	-	3,543	367	(h	)	3,910
Other current assets	1,468	509	98	(h	)	2,075

Total current assets	60,574	46,929	(3,518)			103,985

PROPERTY, PLANT AND EQUIPMENT, NET	46,991	3,293	(1,893)	(h	)	48,391

OTHER ASSETS:
Goodwill	4,629	-	11,356	(h	)	15,985
Patent application costs and license rights, net	2,866	-	-			2,866
Other intangibles, net	1,392	-	6,350	(c,d,h	)	7,742
Other assets	5,907	111	(4,776)	(h,i	)	1,242

Total other assets	14,794	111	12,930			27,835

TOTAL	$122,359	50,333	7,519			$180,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facilities	$-	-	14,454	(i	)	$14,454
Current portion of long-term debt	3,750	-	-			3,750
Accounts payable	11,800	4,823	(1,020)	(h	)	15,603
Deferred service revenue	-	12,596	(2,851)	(f,h	)	9,745
Accrued expenses	7,464	3,659	3,378	(h	)	14,501
Restructuring and severance reserves	-	-	1,214	(h	)	1,214
Due to parent company	-	2,494	(2,494)	(h	)	-

Total current liabilities	23,014	23,572	12,681			59,267

Long-term debt, net of current portion	9,107	-	22,143	(i	)	31,250
Liabilities subject to compromise	-	38,238	(38,238)	(h	)	-

Total liabilities	32,121	61,810	(3,414)			90,517

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock						-
Common stock	348	-	-			348
Additional paid-in capital	101,765	51,050	(51,050)	(h	)	101,765
Comprehensive loss	(47)	424	(424)	(h	)	(47)
Accumulated deficit	(11,828)	(62,951)	62,407	(h	)	(12,372)

Total stockholders’ equity (deficit)	90,238	(11,477)	10,933			89,694

TOTAL	$122,359	50,333	7,519			$180,211

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

Presstek, Inc. and A.B. Dick Company
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(in thousands, except per share amounts)

Note 1. Narrative of Transaction

In July 2004, Presstek, Inc. (“Presstek” or the “Company”) entered into the Asset Purchase Agreement with A.B. Dick Company (the “Asset Purchase Agreement”) and certain of its affiliates (collectively, “A.B. Dick”) pursuant to which it was proposed that a wholly-owned subsidiary of the Company would acquire the business and substantially all of the assets of A.B. Dick for approximately $40,000 through the asset sale provisions of Section 363 of the U.S. Bankruptcy Code (the “Transaction”). This agreement was subject to a number of contingencies, including A.B. Dick meeting certain minimum performance objectives as well as numerous matters including the review and approval from the Bankruptcy Court, among others. On the same date, A.B. Dick filed for Chapter 11 bankruptcy protection.

In connection with the Transaction and the Asset Purchase Agreement, as amended, and contingent upon the approval of the Bankruptcy Court, the Company and A.B. Dick’s then current lender, Key Corporate Capital, Inc. entered into a Revolving Credit Agreement (the “DIP Credit Agreement”) with Paragon Corporate Holdings, Inc. (“Paragon”), the parent company of A.B. Dick, to provide up to $7,000 in debtor-in-possession financing, which DIP Credit Agreement was subsequently approved by the Bankruptcy Court.

On November 2, 2004, Presstek enhanced its bid. On November 3, 2004 the U.S. Bankruptcy Court approved the Company’s bid and a final Sale Order was issued. On November 5, 2004, the Company entered into a second amendment (the “Second Amendment”) to the Asset Purchase Agreement, as amended by and among the Company and A.B. Dick, which included the bid enhancements offered by Presstek on November 2, 2004, and subsequently completed the Transaction.

Among other things, the Second Amendment provided for changes to the Asset Purchase Agreement in order to (i) assume additional discrete liabilities of A.B. Dick, (ii) comply with the Bidding Procedures Order and Sale Order, each entered by the Bankruptcy Court, and (iii) waive certain A.B. Dick closing conditions in the Asset Purchase Agreement.

The preliminary aggregate purchase price was $44,000, which consisted in part of $32,505 in cash at closing, $5,495 in settlement of the debtor in possession financing, $2,000 in deposits paid prior to closing and approximately $4,000 in preliminary direct acquisition costs, approximately $1,500 were paid prior to closing. The aggregate purchase price is preliminary as the Company will incur additional direct acquisition costs. The purchase price was preliminarily allocated to the assets acquired and liabilities assumed based on management estimates and assumptions and the preliminary results of independent appraisals. These values are subject to revision. A.B. Dick’s results from operations are not included in Presstek’s historical results for either the period ended January 3, 2004 or the nine months ended October 2, 2004. The following indicates the estimated purchase price allocations, assuming the acquisition occurred on the closing date, November 4, 2004.

Acquisition Costs
Consideration paid prior to closing (deposit and DIP)	$7,495
Consideration paid at closing (cash payment)	32,505
Estimated closing costs	4,000

Purchase price	$44,000

The preliminary purchase price allocation is as follows:

Cash	$299
Accounts Receivable	17,766
Inventory on hand	17,770
Prepaid inventory	4,662
Other current assets	785
Property, Plant and Equipment	1,400
Other assets	109
Accounts payable	(2,923)
Deferred service costs	(8,866)
Accrued expenses	(6,573)
Restructuring reserve	(1,218)

23,211

Identifiable intangibles	6,350
Goodwill (see note below)	14,439

TOTAL	$44,000

Note: The difference in the values above and those presented in the pro forma statements is explained by the difference between assets and liabilities between October 2, 2004 and November 4, 2004.

Certain historical A.B. Dick statements have been reclassed to conform to Presstek presentation. The pro forma adjustments to the Unaudited Pro Forma Condensed Combined Financial Information includes an adjustment to the pro forma balance sheet to reflect changes in A.B. Dick’s revenue recognition methods to conform to Presstek’s revenue recognition on equipment, which generally requires recognition upon installation or where delivery has occurred (in the case of non-end-user customers). The impact on the Unaudited Pro Forma Condensed Combined Statement of Operations is not material.

In addition, for the Year Ended January 3, 2004, Presstek had income from discontinued operations, which is excluded from the pro forma presentation.

The following items are reported with the financials of A.B. Dick and represent special, one-time transactions:

(i) With the acquisition of Multigraphics, Inc. in January of 2000, A.B. Dick provided certain post-retirement insurance benefits to retirees of the former Multigraphics, Inc. Effective December 31, 2003, A.B. Dick terminated the life insurance benefit for all Multigraphics retirees, except those union retirees covered under a collective bargaining agreement. As a result, A.B. Dick was relieved of a $2,926 liability, which was recognized as income in 2003. Effective January 1, 2003, A.B. Dick terminated the retirement plan of the outside directors of AM International, Inc. (the predecessor name of Multigraphics, Inc.). Upon termination of the Plan, A.B. Dick recognized income of $225. Because this is a one-time benefit received by A.B. Dick, it is indicative of neither the actual performance of A.B. Dick prior to A.B. Dick filing for protection under Chapter 11 of the US Bankruptcy Code nor the expected performance of the combined entity.

(ii) The A.B. Dick statement of operations for the Year Ended January 3, 2004 includes a gain of $601, which inured to the benefit of A.B. Dick upon the conversion to stock as a result of the demutualization of a company with which A.B. Dick had a life insurance policy to a stock company. Because this is a one-time benefit received by A.B. Dick, it is indicative of neither the actual performance of A.B. Dick prior to A.B. Dick filing for protection under Chapter 11 of the US Bankruptcy Code nor the expected performance of the combined entity.

Note 2. Pro Forma Adjustments

The following describes the pro forma adjustments made to the accompanying unaudited pro forma condensed combined financial statements:

(a)	Represents adjustments to historical depreciation as a result of management’s estimate of the fair value of the property, plant, and equipment, and estimated useful lives.

(b)
Represents an adjustment to eliminate A.B. Dick Company’s interest on borrowings for the relevant periods and replaced by Presstek’s borrowings to fund the acquisition based on current interest rates and charges.

		For nine months
	For year ended	ended
	January 3, 2004	October 2, 2004
Interest on borrowing based on 5.7% interest rate	$2,508	$1,881
Fees and expenses associated with the loan	88	66

Total costs	$2,596	$1,947

(c)	Represents amortization of identified finite-life intangibles based on an initial valuation:

				For nine months
	Value		For year ended	ended
	Assigned	Useful Life	January 3, 2004	October 2, 2004
A.B. Dick Name	$2,100	3	$700	$525
Customer Lists	3,800	10	380	285

Total amortization			$1,080	$810

(d)	Represents amortization of the value ($450) assigned to software used by A.B. Dick in its equipment sold to customers based on initial valuation. Amortization is based on a three-year useful life.

(e)
Until the acquisition, A.B. Dick’s US operations used the last-in-first-out (LIFO) method of inventory valuation. Presstek has always used the first-in-first-out (FIFO) method for valuing inventory and believes this method better approximates the movement of inventory and therefore better matches the cost of goods sold to revenue. A.B. Dick intends to change its inventory valuation policy to the first-in-first-out (FIFO) method to conform to the policy used by Presstek.

(f)	Represents an adjustment of deferred service revenue valued at fair market value based on preliminary appraisal and is subject to change.

(g)	No provisions have been taken for taxes because Presstek has sufficient net operating losses to offset the income as presented in the pro forma statement of operations.

(h)	Represents adjustments to A.B. Dick assets and liabilities to reflect preliminary allocation of purchase price.

Included in pro forma adjustments are assets and liabilities of A.B. Dick not assumed or acquired by Presstek through the transaction. Assuming this transaction closed on September 30, 2004 the following assets and liabilities would not have been acquired by Presstek and therefore we have included them in the pro forma adjustment.

ASSETS NOT ASSUMED:
Cash and cash equivalents	$1,052
Property, plant & equipment	513

TOTAL	$1,565

LIABILITIES NOT ASSUMED:
Accounts payable	$2,887
Accrued expenses	432
Due to parent company	2,494
Liabilities subject to compromise	38,238

TOTAL	$44,051

NET LIABILITIES NOT ASSUMED	$42,486

(i)
Represents debt expected to be incurred for the acquisition, settlement of the DIP Credit Agreement, accrual of approximately $2,500 of acquisition costs and write-off of loan origination costs relating to the replacement of the old loan.

(j)	Represents the elimination of: (1) inter-company sales and associated costs of sales reflected in the Profit and Loss; and/or (2) unrealized profit on inventory.

Note 3. Pro Forma Income (Loss) Per Share

For the year ended January 3, 2004, and nine months ended October 2, 2004, the unaudited pro forma basic and diluted income (loss) net income (loss) per share amounts are calculated based on the weighted average number of Presstek common shares outstanding prior to the respective acquisitions.

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